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                                                                      EXHIBIT 12

                             BAY STATE GAS COMPANY

               STATEMENT RE:  COMPUTATION IN SUPPORT OF RATIO OF
                           EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                            1997        1996        1995        1994        1993
                                           -------     -------     -------     -------     -------
Earnings:
     Net income..........................  $26,062     $27,072     $23,128     $24,485     $22,807
     Adjustments:
          Income taxes...................   16,979      16,953      14,575      15,642      13,726
          Fixed charges (as below).......   21,192      21,522      19,365      17,359      15,906
                                           -------     -------     -------     -------     -------
               Total adjusted earnings...  $64,233     $65,547     $57,068     $57,486     $52,439
                                           =======     =======     =======     =======     =======
Fixed charges:
     Total interest expense..............  $18,255     $17,345     $17,300     $15,305     $13,610
     Interest component of rents.........    2,937       4,177       2,065       2,054       2,296
                                           -------     -------     -------     -------     -------
               Total fixed charges.......  $21,192     $21,522     $19,365     $17,359     $15,906
                                           =======     =======     =======     =======     =======
Ratio of earnings to fixed charges.......     3.03        3.05        2.95        3.31        3.30
                                           =======     =======     =======     =======     =======

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